Exhibit 5
EXECUTION VERSION
SECURITIES PURCHASE AGREEMENT
     This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of April 1, 2010, is entered into by and among Babcock & Brown JET-i Co., Ltd., a Cayman Islands limited company (“B&B JET-i”), Babcock & Brown Investment Holdings Pty Ltd., a company limited by shares incorporated under the laws of Australia (ACN 110 013 851) (“BBIH”, and together with B&B JET-i, being referred to, collectively, as the “Sellers”), and Summit Aviation Partners LLC, a Delaware limited liability company (the “Purchaser”).
WITNESSETH:
     WHEREAS, as of the date hereof, B&B JET-i owns the Purchased ADSs (as defined herein);
     WHEREAS, the Sellers desire to sell, convey, transfer and assign to the Purchaser or its designee, and the Purchaser desires to, or to cause its designee to, purchase, acquire and accept from the Sellers, the Purchased ADSs, upon the terms and subject to the conditions set forth herein;
     WHEREAS, the Sellers and the Purchaser desire to enter into certain arrangements with respect to the Retained ADSs (as defined herein); and
     WHEREAS, certain terms used in this Agreement are defined in Section 1.1.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto hereby covenant and agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
     “ADSs” means American Depositary Shares, each representing one common share, par value $0.001 per share, of B&B Air.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and, for purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract, as trustee or executor, or otherwise; provided that (i) B&B Air and its respective subsidiaries, (ii) the Sellers and their respective subsidiaries and (iii) the Purchasers and their respective subsidiaries, shall not be considered to be Affiliates of each other.

     “Aircraft Management Business Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of the date hereof, by and among BBIH, Babcock & Brown (UK) Holdings Limited, a United Kingdom private limited company, B&B LP, Babcock & Brown Ireland Limited, an Irish private limited company, B&B JET-i, Babcock & Brown Securities Pty Ltd., a company limited by shares incorporated under the laws of Australia (ACN 003 080 840), and the Purchaser.
     “Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, the Federal Trade Commission Act of 1914, as amended, any foreign competition Law, investment Law and all other foreign or domestic statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed or intend to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition.
     “B&B Air” means Babcock & Brown Air Limited, a Bermuda exempted company.
     “B&B LP” means Babcock & Brown LP, a Delaware limited partnership.
     “Business Day” means any day of the year on which national banking institutions in New York, New York and San Francisco, California are open to the public for conducting business and are not required or authorized to close.
     “Contract” means any written servicing agreement, management agreement, remarketing agreement, support services agreement, purchase agreement, loan agreement, indenture, letter of credit (including related letter of credit applications and reimbursement obligations), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty agreement, license, franchise agreement, power of attorney, purchase order, sales order, lease or endorsement agreement, and any other written agreement, contract, instrument, obligation, plan, offer, commitment, arrangement or understanding to which a Person is a party or by which any of its properties or assets may be bound or affected, in each case as amended, supplemented, waived or otherwise modified.
     “Governmental Body” means any government or governmental, quasi-governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, board, bureau, instrumentality or authority thereof, or any court, arbitrator, tribunal or other public body.
     “Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation having the force of law, declaration or agency requirement.
     “Liability” means any debt, liability, commitment, obligation, demand or assessment of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any Contract or tort based on negligence or strict liability).

     “Lien” means any lien, pledge, mortgage, security interest, charge, claim, lease, option, easement, servitude, right of first refusal, right of first offer or other restrictive covenant or agreement, voting trust or agreement, transfer restriction (other than transfer restrictions arising under applicable federal, state or foreign statutory Laws) or other similar restriction or encumbrance.
     “NYSE” means the New York Stock Exchange.
     “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
     “Organizational Documents” means: (i) with respect to any corporation, its articles or certificate of incorporation and by-laws, (ii) with respect to any limited liability company, the limited liability company or operating agreement and articles of organization or articles or certificate of formation of a limited liability company and (iii) with respect to any other type of entity, its organizational or constituent documents.
     “Permits” means any approvals, authorizations, consents, licenses, permits, clearances, qualifications or certificates of a Governmental Body or self-regulatory organization.
     “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
     “Private Placement Agreement” means that certain Private Placement Agreement, dated as of July 19, 2007, by and among B&B Air, B&B JET-i and certain other parties named therein.
     “Purchase Price” means an amount equal $8,780,000.
     “Purchased ADSs” means an aggregate of 1,000,000 ADSs owned by B&B JET-i as of the date hereof.
     “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of October 2, 2007, by and among B&B Air, B&B JET-i and each of the other shareholders of B&B Air that is listed in the signature pages thereto.
     “Retained ADS” means an aggregate of 1,411,264 ADSs owned by B&B JET-i as of the date hereof.
     “Trading Day” shall mean a day on which the NYSE is open for at least one-half (1/2) of its normal business hours.
     1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the Sections indicated:

Term	Section

Agreement	Preamble

Term	Section

B&B JET-i	Preamble
BBIH	Preamble
Chosen Courts	8.3(b)
Closing	3.1
Closing Date	3.1
Market Trade	6.4(b)
Market Trade Exercise Notice	6.4(b)
Market Trade Exercise Period	6.4(b)
Market Trade Notice	6.4(b)
Non-Public Information	6.4(e)
Offer Notice	6.4(a)
Option Exercise Notice	6.4(a)
Option Exercise Period	6.4(a)
Purchaser	Preamble
Purchaser Designee	2.1
Purchaser Documents	5.2
Securities Act	4.6
Seller Documents	4.2
Sellers	Preamble
Transfer	6.4(c)
Transferee	6.4(a)
     1.3 Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
          (a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
          (b) Dollars. Any reference in this Agreement to $ shall mean United States dollars.
          (c) Schedules. All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any item in a Schedule shall be deemed to be disclosure made with respect to each other Schedule to which the relevance of such disclosure is readily apparent on its face. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a material adverse effect on the ability of the Sellers to perform their respective obligations under this Agreement or to consummate the transactions hereby. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law, Permit or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule, but not otherwise defined therein, shall be defined as set forth in this Agreement.

          (d) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
          (e) Headings and Captions. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.
          (f) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
          (g) Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
          (h) Documents. References to any Contract or other document, including this Agreement, include references to such Contract or document as it may be amended, supplemented, replaced or restated from time to time in accordance with its terms and subject to compliance with any applicable restrictions or requirements set forth therein.
          (i) Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
PURCHASE AND SALE; PURCHASE PRICE
     2.1 Purchase and Sale of the Purchased ADSs. At the Closing, on the terms and subject to the conditions set forth in this Agreement, B&B JET-i shall sell, convey, transfer and assign to the Purchaser and/or the Purchaser Designee, as applicable, and the Purchaser and/or the Purchaser Designee, as applicable, shall purchase, acquire and accept from B&B JET-i, all of B&B JET-i’s right, title and interest in and to the Purchased ADSs. At least fifteen (15) Business Days prior to the Closing, the Purchaser shall specify in writing to the Sellers (x) the identity of one of the Purchaser’s Affiliates to which all or a portion of the Purchased ADSs shall be transferred hereunder (the “Purchaser Designee”) and (y) the allocation of the Purchased ADSs among the Purchaser and the Purchaser Designee. Purchaser shall guarantee all obligations of any Purchaser Designee under this Agreement (including the purchase of the Purchased ADSs and payment of the Purchase Price) and Purchaser shall remain fully liable for all of its obligations hereunder.

     2.2 Payment of the Purchase Price. At the Closing, the Purchaser shall pay to the Sellers an aggregate cash amount equal to the Purchase Price by wire transfer of immediately available funds to the account or accounts designated by the Sellers at least two (2) Business Days prior to the Closing Date.
ARTICLE III
CLOSING AND TERMINATION
     3.1 Closing Date. The consummation of the purchase and sale of the Purchased ADSs as provided in Article II (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP located at 2550 Hanover Street, Palo Alto, CA 94304 (or at such other place as the parties hereto may designate in writing) on the third Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto (the “Closing Date”).
     3.2 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or caused to be delivered, to the Sellers the following:
          (a) the Purchase Price in accordance with Section 2.2;
          (b) the certificate to be delivered pursuant to Section 7.2(c) in form and substance reasonably satisfactory to the Sellers; and
          (c) such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which shall be in form and substance reasonably satisfactory to the Sellers.
     3.3 Deliveries by the Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:
          (a) one or more receipts acknowledging payment of the Purchase Price by the Purchaser;
          (b) a certificate or certificates representing all of the Purchased ADSs, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer (and, if applicable, with any requisite stock transfer tax stamps properly affixed thereto);
          (c) the certificates to be delivered pursuant to Section 7.1(c) in form and substance reasonably satisfactory to the Purchaser; and
          (d) such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which shall be in form and substance reasonably satisfactory to the Purchaser.

     3.4 Termination of Agreement. (a) This Agreement may be terminated prior to the Closing as follows:
          (i) by written notice of the Sellers, on the one hand, or the Purchaser, on the other hand, to the other parties (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the Closing shall not have occurred by the close of business on June 30, 2010;
          (ii) by mutual written consent of the Sellers and the Purchaser; or
          (iii) by written notice of the Sellers, on the one hand, or the Purchaser, on the other hand, to the other parties (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any representation, warranty, covenant or other agreement contained herein on the part of the other parties, which breach is not cured within thirty (30) calendar days following written notice to the party committing such breach.
          (b) This Agreement shall terminate immediately upon termination of the Aircraft Management Business Purchase Agreement in accordance with its terms.
     3.5 Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 3.4, then each of the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to the Purchaser or the Sellers; provided that no such termination shall relieve any party hereto from Liability for any willful breach of this Agreement prior to the time of such termination; provided, further, that the obligations of the parties hereto set forth in this Section 3.5 shall survive any such termination and shall be enforceable hereunder.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     Except, for each representation, as set forth on the corresponding Schedule hereto (provided, however, disclosure of any item in a Schedule shall be deemed to be disclosure made with respect to each other Schedule to which the relevance of such disclosure is readily apparent on its face), the Sellers jointly and severally represent and warrant to the Purchaser as of the date hereof as follows (which representations and warranties shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof):
     4.1 Organization or Incorporation and Good Standing. Each Seller is duly organized or incorporated (as applicable), validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation (as applicable). Each Seller is duly qualified or authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required.

     4.2 Authorization and Enforceability of Agreement. Each Seller has the full legal right and all requisite power and authority to execute and deliver this Agreement and each Contract, document or certificate contemplated by this Agreement or to be executed and delivered in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any such Seller Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of each Seller and no additional corporate or shareholder authorization or consent is or will be required in connection with the execution, delivery and performance by each Seller of this Agreement or the Seller Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly executed and delivered by each of the applicable Sellers, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Seller Documents when so executed and delivered will constitute, valid and binding obligations of each Seller that is a party hereto and thereto, enforceable against each Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and to general principles of equity.
     4.3 Ownership of the Purchased ADSs. Except as set forth on Schedule 4.3, B&B JET-i is and shall be on the Closing Date the sole record and beneficial owner and holder of, and has good and valid title to, the Purchased ADSs free and clear of any Liens (other than Liens granted by the Sellers in favor of only a Purchased Entity (as defined in the Aircraft Management Business Purchase Agreement)). Except as set forth on Schedule 4.3, the sale and delivery of the Purchased ADSs as contemplated by this Agreement are not subject to any preemptive right, right of first refusal or other right or restriction, and none of the Sellers is a party to any voting trust, proxy or other Contract with respect to the voting or transfer of the Purchased ADSs that will survive the Closing Date. Except as set forth on Schedule 4.3, upon the delivery of the Purchased ADSs pursuant to Section 2.1, the Purchaser and/or the Purchaser Designee, as applicable, will acquire good and valid title to the Purchased ADSs free and clear of any Liens (other than Liens granted by the Sellers in favor of only a Purchased Entity (as defined in the Aircraft Management Business Purchase Agreement)).
     4.4 Conflicts; Consents of Third Parties. (a) Except (1) as set forth on Schedule 4.4(a) and (2) for any consents or approvals already obtained as of the date hereof, none of the execution and delivery by any of the Sellers of this Agreement or the Seller Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by any of the Sellers with any of the provisions hereof or thereof will (i) violate the Organizational Documents of the Sellers, (ii) contravene, conflict with or constitute or result in a breach or violation in any material respect of any Law, Order or Permit applicable to any of the Sellers or their respective assets or by which any of the Sellers is bound, (iii) contravene, conflict with, breach or violate, constitute a default under, or result in or permit the termination or cancellation (whether after the giving of notice or the lapse of time or both) of any rights or obligations, or result in a loss of any benefit or imposition of any penalties, under any Contract to which any Seller is a party or by which its properties or assets are subject or bound or (iv) result in the creation of or imposition of any Liens (other than Liens created by or on behalf of the Purchaser) on the Purchased ADSs.

          (b) Except as required by the applicable rules of any stock exchange on which B&B Air, the Purchaser, any Seller or any of their respective Affiliates lists securities, no consent, waiver, approval, Order, Permit or authorization of, or filing with, or notification to, any Governmental Body or any self-regulatory organization, is required on the part of the Sellers in connection with (i) the execution and delivery of this Agreement, the Seller Documents and any other Contracts to be executed and delivered in connection with the transactions contemplated hereby and thereby, (ii) compliance by the Sellers with any of the provisions hereof or thereof, or (iii) the consummation of the transactions contemplated hereby or thereby, in each case other than compliance with the applicable requirements of any applicable Antitrust Laws.
     4.5 Financial Advisors. Except (a) the fees and expenses set forth on Schedule 4.5 (for which the Sellers and their Affiliates shall be solely responsible) and (b) for fees and expenses which shall be paid by the Sellers or any of their respective Affiliates, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Sellers or any of their respective Affiliates who is or who might be entitled to any fee or commission or like payment from any of the parties hereto or any of their respective Affiliates in connection with the transactions contemplated hereby.
     4.6 Sale Representations. None of the Sellers or any of their Affiliates or any other Person acting on their behalf has solicited offers for, or offered or sold, the Purchased ADSs by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).
     4.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV (as modified by the Schedules hereto) and the certificates delivered under Section 3.3(c), none of the Sellers makes any other express or implied representation or warranty with respect to any matter, including with respect to (i) the Sellers, (ii) the Purchased ADSs, (iii) B&B Air or its Affiliates, (iv) the condition, value, quality or future revenues, costs, expenditures, cash flow, results of operations, collectability of accounts receivable, financial condition, projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures or prospects that may result from the acquisition of the Purchased ADSs, or (v) the accuracy or completeness of any of the information provided or made available to the Purchaser, its Affiliates or their respective agents or representatives prior to the execution of this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser represents and warrants to the Sellers as of the date hereof as follows (which representations and warranties shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof):
     5.1 Organization and Good Standing. The Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Purchaser is duly qualified or authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required.
     5.2 Authorization and Enforceability of Agreement. The Purchaser has the full legal right and all requisite power and authority to execute and deliver this Agreement and each Contract, document or certificate contemplated by this Agreement or to be executed and delivered in connection with the consummation of the transactions contemplated by this Agreement (the “Purchaser Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and any such Purchaser Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of the Purchaser and no additional corporate or shareholder authorization or consent is or will be required in connection with the execution, delivery and performance by the Purchaser of this Agreement or the Purchaser Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Purchaser Documents will be at or prior to the Closing, duly executed and delivered by the Purchaser, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Purchaser Documents when so executed and delivered will constitute, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and to general principles of equity.
     5.3 Conflicts; Consents of Third Parties. (a) None of the execution and delivery by the Purchaser of this Agreement or the Purchaser Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by the Purchaser with any of the provisions hereof or thereof will (i) violate the Organizational Documents of the Purchaser, (ii) contravene, conflict with or constitute or result in a breach or violation in any material respect of any Law, Order or Permit applicable to the Purchaser or its assets or by which the Purchaser is bound or (iii) contravene, conflict with, breach or violate, constitute a default under, or result in or permit the termination or cancellation (whether after the giving of notice or the lapse of time or both) of any rights or obligations, or result in a loss of any benefit or imposition of any penalties, under any Contract to which the Purchaser is a party or by which its properties or assets are subject or bound.
          (b) No consent, waiver, approval, Order, Permit or authorization of, or filing with, or notification to, any Governmental Body or any self-regulatory organization, is required on the part of the Purchaser in connection with (i) the execution and delivery of this Agreement, the Purchaser Documents and any other Contracts to be executed and delivered in connection with the transactions contemplated hereby and thereby, (ii) compliance by the Purchaser with any of the provisions hereof or thereof, or (iii) the consummation of the transactions contemplated hereby or thereby, in each case other than compliance with the applicable requirements of any applicable Antitrust Laws.
     5.4 Financial Advisors. Except for fees and expenses which shall be paid by the Purchaser or any of its Affiliates, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser or any of its Affiliates who is or who might be entitled to any fee or commission or like payment from any of the parties hereto or any of their respective Affiliates in connection with the transactions contemplated hereby.
     5.5 Acquisition Representations. (a) The Purchased ADSs to be purchased, acquired and accepted by the Purchaser or the Purchaser Designee, as applicable, will be acquired by it for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof in violation of applicable federal and state securities Laws, and it has no current intention of selling, granting a participation in or otherwise distributing the Purchased ADSs, in each case, in violation of applicable federal and state securities Laws. By executing this Agreement, the Purchaser further represents that it does not have any Contract or other undertaking, agreement or arrangement with any Person to sell, transfer or grant a participation to such Person, or to any third Person other than a Purchaser Designee, with respect to any of the Purchased ADSs, in each case, in violation of applicable federal and state securities Laws.
          (b) The Purchaser understands that the Purchased ADSs have not been registered under the Securities Act, or any other applicable federal and state securities Laws, and that the Purchased ADSs must be held indefinitely unless subsequently registered or an exemption from such registration is available.
          (c) The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its acquisition of the Purchased ADSs from the Sellers and the transactions contemplated by this Agreement. The Purchaser understands that no Governmental Body has passed upon the transactions contemplated by this Agreement, nor has any such Governmental Body made any finding or determination as to the transactions contemplated by this Agreement.
          (d) The Purchaser understands that the Purchased ADSs may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Purchased ADSs or an available exemption from registration under the Securities Act, the Purchaser must be prepared to bear the economic risk of its acquisition of the Purchased ADSs for an indefinite period of time. In particular, the Purchaser acknowledges that it is aware that the Purchased ADSs may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met.
          (e) The Purchaser has performed its own due diligence and business investigations with respect to the Purchased ADSs and B&B Air. The Purchaser is fully familiar with the nature of its acquisition of the Purchased ADSs and the speculative and financial risks thereby assumed. The Purchaser acknowledges that except for the representations and warranties contained in Article IV (as modified by the Schedules hereto) and the certificate delivered under Section 3.3(c), neither the Sellers nor any other Person makes any other express or implied representation or warranty with respect to any matter.

          (f) The Purchaser acknowledges that the certificates representing the Purchased ADSs are currently imprinted with a restrictive legend in substantially the following form, which shall remain following the Closing Date:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, BY ANY STATE SECURITIES COMMISSION OR BY ANY OTHER REGULATORY AUTHORITY OF ANY OTHER JURISDICTION. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.”
     5.6 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V and the certificate delivered under Section 3.2(b), the Purchaser does not make any other express or implied representation or warranty with respect to any matter, including, with respect to (i) the Purchaser or the Purchaser Designee, (ii) the Purchased ADSs, (iii) B&B Air or its Affiliates, (iv) the condition, value, quality or future revenues, costs, expenditures, cash flow, results of operations, collectability of accounts receivable, financial condition, projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures or prospects that may result from the acquisition of the Purchased ADSs, or (v) the accuracy or completeness of any of the information provided or made available to the Seller, its Affiliates or their respective agents or representatives prior to the execution of this Agreement.
ARTICLE VI
COVENANTS
     6.1 Further Assurances. Each of the Sellers and the Purchaser shall use its commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.
     6.2 Schedule 13D Filing. Each of the Sellers and the Purchaser agrees that following execution of this Agreement, (a) the Sellers shall be permitted to file an amendment to the Schedule 13D on file by the Sellers and certain of their Affiliates with respect to the Purchased ADSs and (b) the Purchaser and/or any Purchaser Designee shall be permitted to file a Schedule 13D with respect to the Purchased ADSs, in each case including filing a copy of this Agreement as an exhibit thereto.
     6.3 B&B Air Notices & Legal Opinion. (a) Prior to the Closing Date, pursuant to Section 4.03 of the Private Placement Agreement, B&B JET-i shall deliver written notice to

B&B Air describing in reasonable detail the transactions contemplated by this Agreement, together with an opinion of Weil, Gotshal & Manges LLP or other counsel that, to B&B Air’s reasonable satisfaction, is knowledgeable in securities law matters to the effect that the sale of the Purchased ADSs to the Purchaser or the Purchaser Designee, as applicable, may be effected without registration of the Purchased ADSs under the Securities Act.
          (b) Prior to the Closing Date, pursuant to Section 2.9 of the Registration Rights Agreement, the Purchaser and/or the Purchaser Designee, as applicable, shall deliver a written notice to B&B Air agreeing to be subject to and bound by all the terms and conditions of the Registration Rights Agreement.
     6.4 Retained ADSs Purchase Options. (a) From and after the Closing Date, for so long as any Seller or any Affiliate thereof owns any Retained ADSs, if any such Seller or Affiliate desires to accept a bona fide offer from a specific third party (a “Transferee”) to purchase any Retained ADSs (whether or not such purchase would be executed through a broker, market maker or on the NYSE), the Sellers shall promptly deliver to the Purchaser a written notice (an “Offer Notice”) of the terms and conditions of such offer, including the purchase price, the number of Retained ADSs to be transferred, confirmation that the offer to the Purchaser is irrevocable for at least the entire Option Exercise Period (as defined below) and the identity of the Transferee. The Purchaser shall, for a period of twenty (20) calendar days following receipt of the Offer Notice (the “Option Exercise Period”), have the right to purchase such Retained ADSs specified in the Offer Notice upon substantially the same terms and conditions specified therein, including the same price. Such right shall be exercisable by delivery of written notice (the “Option Exercise Notice”) to the Sellers, including a confirmation that the exercise of such right by the Purchaser is irrevocable, prior to the expiration of the Option Exercise Period. If such right is exercised, then (i) the Purchaser may designate in the Option Exercise Notice one of the Purchaser’s Affiliates or B&B Air as the Person to which all or a portion of the Purchased ADSs subject to such purchase right shall be transferred (provided that Purchaser shall guarantee all obligations of any such Affiliate designee to effectuate the purchase and Purchaser shall remain fully liable for all of its obligations hereunder) and (ii) the Purchaser and/or such designee, as the case may be, shall effect the purchase of such Retained ADSs, including payment of the purchase price, not more than five (5) Business Days after delivery of the Option Exercise Notice. If the Purchaser does not deliver an Option Exercise Notice within the Option Exercise Period, then the Sellers or their Affiliates may during the ninety (90) calendar day period immediately following the Option Exercise Period accept the offer from the Transferee and effect the sale to the Transferee at the same price and on substantially the same terms and conditions set forth in the Offer Notice. If the Sellers do not sell the Retained ADSs specified in the Offer Notice within such ninety (90) calendar day period, then the Sellers shall not thereafter accept any offer from a Transferee or effect any sale of any Retained ADSs to a Transferee without first offering such Retained ADSs to the Purchaser in the manner provided in this Section 6.4(a).
          (b) From and after the Closing Date, for so long as the Sellers or any of their Affiliates own any Retained ADSs, if any such Seller or Affiliate desires to place a market order to sell more than 100,000 shares of Retained ADSs through a broker, market maker or on the NYSE, in a transaction that is not pre-arranged with one or more final buyers (a “Market Trade”), the Sellers shall promptly deliver to the Purchaser a written notice (a “Market Trade

Notice”) of their intention to place an order to execute such sale. The Purchaser shall, for a period of five (5) Business Days following receipt of a Market Trade Notice (the “Market Trade Exercise Period”), have the right to purchase such Retained ADSs specified in the Market Trade Notice at a price equal to the volume weighted average closing price per ADS on the NYSE for the three (3) Trading Days immediately preceding delivery of the Market Trade Exercise Notice (as defined below). Such right shall be exercisable by delivery of written notice (the “Market Trade Exercise Notice”) to the Sellers, including a confirmation that the exercise of such right by the Purchaser is irrevocable, prior to the expiration of the Market Trade Exercise Period. If such right is exercised, then (i) the Purchaser may designate in the Market Trade Exercise Notice one of the Purchaser’s Affiliates or B&B Air as the Person to which all or a portion of the Purchased ADSs subject to such purchase right shall be transferred (provided that Purchaser shall guarantee all obligations of any such Affiliate designee to effectuate the purchase and Purchaser shall remain fully liable for all of its obligations hereunder) and (ii) the Purchaser and/or such designee, as the case may be, shall effect the purchase of such Retained ADSs, including payment of the purchase price, not more than two (2) Business Days after delivery of the Market Trade Exercise Notice. If the Purchaser does not deliver a Market Trade Exercise Notice within the Market Trade Exercise Period, then the Sellers or their Affiliates may during the five (5) Business Days period immediately following the Market Trade Exercise Period place an order to execute such sale so long as such sale has not been pre-arranged with one or more final buyers. If the Sellers do not place an order to sell the Retained ADSs specified in the Market Trade Notice within such five (5) Business Days period, then the Sellers shall not thereafter place an order to execute a Market Trade for more than 100,000 shares of Retained ADSs without first offering such Retained ADSs to the Purchaser in the manner provided in this Section 6.4(b). For the avoidance of doubt, the Purchaser acknowledges and agrees that its rights pursuant to this Section 6.4(b) shall not apply if any Seller or Affiliate thereof that own any Retained ADSs desires to place an order or multiple orders to execute Market Trades, in each case to sell less than 100,000 shares of Retained ADSs per each sale, so long as such sale or sales have not been pre-arranged with one or more final buyers.
          (c) For the avoidance of doubt, the parties agree that (i) nothing in this Section 6.4 shall restrict the Sellers’ or any of their Affiliate’s from exercising their rights with respect to any of the Retained ADSs under the Registration Rights Agreement (including, without limitation, (1) registering the Retained ADSs pursuant to B&B Air’s existing shelf registration statement or (2) including any of the Retained ADSs in a registered offering under the Securities Act by B&B Air) (provided that if, following the exercise of such rights, the Sellers or any of their Affiliates continue to own any Retained ADSs, such Retained ADSs shall be subject to the provisions in Section 6.4(a) and 6.4(b)), (ii) nothing in this Section 6.4 shall restrict any sale, assignment, disposition or transfer by any Seller of ownership of any of the Retained ADSs or any interest in or right to acquire any of the Retained ADSs to any of its Affiliates, (iii) nothing in this Section 6.4 shall restrict any Seller from pledging, hypothecating, encumbering or attempting to create or grant a security interest in any Retained ADSs or interest therein or portion thereof, whether voluntary or involuntary, by operation of law or otherwise, and (iv) no Seller or Affiliate thereof shall Transfer any of the Retained ADSs or any interest in or right to acquire any of the Retained ADSs except (x) as permitted in clauses (i), (ii) and (iii) above, (y) in a transaction subject to Section 6.4(a) or (b) or (z) pursuant to a Market Trade to sell less than 100,000 shares of Retained ADSs. For purposes of this Section 6.4(c), a “Transfer” means any sale, assignment, pledge, hypothecation, encumbrance, disposition, transfer or attempt to create or grant a security interest in any Retained ADSs or interest therein or portion thereof, whether voluntary or involuntary, by operation of law or otherwise. If any Seller or Affiliate thereof shall Transfer any of the Retained ADSs or any interest in or right to acquire any of the Retained ADSs to any of its Affiliates pursuant to clause (i) above, such Affiliate shall agree to be bound by the terms, conditions and obligations of this Agreement as a precondition to the Transfer and such Retained ADSs shall continue to be subject to the provisions and restrictions set forth in this Agreement.
          (d) The parties acknowledge that the Purchaser and its Affiliates may be in possession or after the date hereof may come into possession, and the Sellers are proceeding on the assumption that the Purchaser and its Affiliates are in possession or after the date hereof (including during any Option Exercise Period or Market Trade Exercise Period) may come into possession, of non-public information (the “Non-Public Information”) concerning B&B Air’s business, operations, pending transactions, financial condition, results of operations and prospects, which may constitute material information with respect to the foregoing. The Sellers agree that neither the Purchaser nor any of its Affiliates has an obligation to disclose to the Sellers the Non-Public Information and that neither the Purchaser nor any of its Affiliates has any duty to update any information that it may have provided to the Sellers. The Sellers have performed their own due diligence and business investigations with respect to B&B Air and the transactions contemplated by this Agreement. The Sellers confirm that B&B Air has made available to the Sellers and their representatives the opportunity to ask questions of the directors and officers of B&B Air regarding its business and financial condition, and the Sellers believe that they have received all the information they considers necessary or appropriate for deciding whether to participate in the transactions contemplated by this Agreement.
ARTICLE VII
CONDITIONS TO CLOSING
     7.1 Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser only in writing):
          (a) each of the representations and warranties of the Sellers contained in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date);
          (b) each Seller shall have duly performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date;
          (c) the Purchaser shall have received certificates, signed by duly authorized officers of each Seller and dated the Closing Date, to the effect that the conditions set forth in Sections 7.1(a) and 7.1(b) have been satisfied;

          (d) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
          (e) the Sellers shall have received the consents, waivers and approvals listed on Schedule 7.2(e); and
          (f) the transactions contemplated by the Aircraft Management Business Purchase Agreement shall have closed (or be capable of closing simultaneous with the transactions contemplated hereby) in accordance with its terms.
     7.2 Conditions Precedent to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers only in writing):
          (a) each of the representations and warranties of the Purchaser contained in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date);
          (b) the Purchaser shall have duly performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date;
          (c) the Sellers shall have received a certificate, signed by a duly authorized officer of the Purchaser and dated the Closing Date, to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied;
          (d) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
          (e) the Sellers shall have received the consents, waivers and approvals listed on Schedule 7.2(e); and
          (f) the transactions contemplated by the Aircraft Management Business Purchase Agreement shall have closed (or be capable of closing simultaneous with the transactions contemplated hereby) in accordance with its terms.
ARTICLE VIII
MISCELLANEOUS
     8.1 Expenses. Except as otherwise provided in this Agreement, each party hereto shall bear its own expenses incurred in connection with the negotiation and execution of this

Agreement and each other Contract, certificate and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
     8.2 Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules hereto) and the Aircraft Management Business Purchase Agreement represent the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
     8.3 Governing Law, etc. (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and performed in such State without giving effect to the choice of Law principles of such State that would require or permit the application of the laws of another jurisdiction.
          (b) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any other New York State court sitting in New York City (the “Chosen Courts”) over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined only in the Chosen Courts. The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in the Chosen Courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
          (c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 8.4. Each of the Sellers hereby irrevocably designates B&B LP as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such suit, action or proceeding and taking all such acts as may be necessary or appropriate in order to confer jurisdiction over it upon the Chosen Courts and each of the Sellers stipulate that such consent and appointment is irrevocable and coupled with an interest, and each of the Sellers will take all necessary actions to maintain the effectiveness of this appointment. Nothing in this Section 8.3(c) will limit the jurisdictions in which a judgment of the Chosen Courts may be enforced.

          (d) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
     8.4 Notices. All notices, service of process and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
If to the Sellers, to:
c/o Babcock & Brown LP
600 Lexington Avenue
19th Floor
New York, NY 10022
Facsimile: (212) 935-8949
Attention: Adrienne Saunders
with copies (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
2550 Hanover Street
Palo Alto, CA 94304
Facsimile: (650) 251-5002
Attention: Peter S. Malloy
If to the Purchaser, to:
Summit Aviation Partners LLC
525 Market Street
33rd Floor
San Francisco, CA 94105
Facsimile: (415) 618-3337
Attention: General Counsel
     8.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to the Sellers taken as a whole, on the one hand, or the Purchaser, on the other hand. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     8.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by any of the parties hereto, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.
     8.7 Non-Recourse; LIMITATION ON LIABILITY. (a) No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Sellers or any of their respective Affiliates shall have any Liability for any obligations or Liabilities of the Sellers and their Affiliates under this Agreement or the Seller Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Purchaser or any of its Affiliates shall have any Liability for any obligations or Liabilities of the Purchaser and its Affiliates under this Agreement or the Purchaser Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
          (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT NO SELLER SHALL HAVE ANY LIABILITY FOR OR BE RESPONSIBLE FOR ANY LOSSES TO THE PURCHASER, ITS AFFILIATES OR ANY OTHER PERSON WITH RESPECT TO ANY BREACHES OF THE SELLERS’ REPRESENTATIONS AND WARRANTIES IN ARTICLE IV (AS MODIFIED BY THE SCHEDULES HERETO) IN EXCESS OF THE PURCHASE PRICE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT THE PURCHASER SHALL NOT HAVE ANY LIABILITY FOR OR BE RESPONSIBLE FOR ANY LOSSES TO ANY SELLER OR AFFILIATE THEREOF OR ANY OTHER PERSON WITH RESPECT TO ANY BREACHES OF THE PURCHASER’S REPRESENTATIONS AND WARRANTIES IN ARTICLE V IN EXCESS OF THE PURCHASE PRICE.
     8.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Signed counterparts of this Agreement may be delivered by facsimile and by scanned PDF image.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

BABCOCK & BROWN JET-I CO., LTD.
By:	/s/ Walter A. Horst
	Name:	Walter A. Horst
	Title:	Authorised Signatory

BABCOCK & BROWN INVESTMENT HOLDINGS PTY LTD.
By:	/s/ Michael Larkin
	Name:	Michael Larkin
	Title:	Director

SUMMIT AVIATION PARTNERS LLC
By:	/s/ Steven Zissis
	Name:	Steven Zissis
	Title:	Manager